UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2014

NOVELIS INC.
(Exact name of Registrant as specified in its charter)

Canada 001-32312 98-0442987
(State or other jurisdiction of incorporation) (Commission File Number) (I.R.S. Employer Identification No.)

3560 Lenox Road, Suite 2000, Atlanta, GA 30326
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code     (404) 760-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 6, 2014, Novelis Inc. (the “Company”) entered into an Amendment and Restatement Agreement (the “Amendment”) to its Amended and Restated Credit Agreement (the “ABL Facility”) dated as of May 13, 2013, among the Company and subsidiary borrowers party thereto, guarantors party thereto, Wells Fargo as Administrative Agent and the Lenders signatory thereto.

Pursuant to the Amendment, the size of the facility will be increased to $1.2 billion at such time as the limitation on the maximum size of the ABL Facility under the Company’s $1.5 billion term loan credit agreement, as amended, is raised to $1.2 billion or higher. The Amendment reduces the interest rates applicable to the ABL Facility from time to time by 0.25%. The Amendment also extends the final maturity of the ABL Facility from May 13, 2018 to October 6, 2019; provided that, in the event that the Company’s senior unsecured notes, term loan credit agreement or certain other indebtedness is outstanding on July 9, 2019 (and not refinanced with a maturity date later than April 6, 2020), then the ABL Facility will mature 90 days prior to the maturity date of such other indebtedness, unless excess availability under the ABL Facility is either at least (i) 25% of the lesser of (x) the total ABL Facility commitment and (y) the then applicable borrowing base or (ii) 20% of the lesser of (x) the total ABL Facility commitment and (y) the then applicable borrowing base and a minimum fixed charged ratio test of at least 1.25 to 1 is met.

The Amendment also provides that the minimum fixed charge coverage ratio of 1.25 to 1 is only applicable if excess availability is less than the greater of (1) $110 million and (2) 12.5% of the lesser of (a) the the maximum size of the ABL Facility (as opposed to 15% prior to the Amendment) and (b) the borrowing base. In addition, certain negative covenants were amended to increase the Company’s operational flexibility, including increasing flexibility to enter into working capital financings and incur other debt.

The foregoing description of the Amendment is a general description and is qualified in its entirety by reference to the Amendment, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: October 7, 2014	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Corporate Secretary and Compliance Officer